Exhibit 99.1
FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS ANNOUNCES RECEIPT OF NOTICE FROM NYSE REGARDING CONTINUED LISTING STANDARDS
OKLAHOMA CITY, September 9, 2015 - New Source Energy Partners L.P. (NYSE: NSLP) (the “Partnership” or “New Source”) announced today that, on September 9, 2015, the New York Stock Exchange (“NYSE”) notified the Partnership that the NYSE has determined to commence proceedings to delist the Partnership’s common units from the NYSE due to failure to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million. The Partnership has the right to an appeal and plans to request a review of this determination by a Committee of the Board of Directors of NYSE Regulation. While the appeal of the NYSE decision is pending, the Partnership’s common units will trade on the OTC market.
Additionally, on September 4, 2015, the Partnership received notice from the NYSE of the failure of the Partnership’s common equity to meet the NYSE continued listing standard that requires the average closing price of a listed company’s common equity to be above $1.00 per unit based on a period of 30 consecutive trading days. Based on NYSE continued listing standards, the Partnership has six months following receipt of the NYSE notice to cure this deficiency. The Partnership must provide notice to the NYSE of its intent to cure this deficiency or face suspension and delisting procedures. Subject to the Partnership’s successful appeal described in the preceding paragraph, the Partnership will consider available alternatives, potentially including a unit combination, to cure the unit price deficiency and return to compliance with the NYSE continued listing requirement.
The notices from the NYSE do not affect the Partnership’s business operations or its SEC reporting requirements nor do they conflict with or cause an event of default under any of the Partnership’s material debt agreements.
About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.

Forward-Looking Statements
This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.
New Source Energy Partners L.P. - Investor & Media Contact
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com